Exhibit 99

NewsRelease

TC PipeLines, LP announces $0.65 distribution for first quarter 2020

Underscores resilience and stability of our business

HOUSTON, Texas, April 21, 2020 - TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership’s first quarter 2020 cash distribution of $0.65 per common unit. The distribution is unchanged from the distributions declared for each quarter of 2019.

“TC PipeLines, LP is pleased to announce its 84th consecutive quarterly distribution. Our assets provide essential energy delivery every day to ensure the most important functions of our country can run uninterrupted even under the most challenging times,” said Nathan Brown, president of TC PipeLines, GP, Inc. “The utility demand-pull nature of much of our long-term, take-or-pay contracted capacity, together with the fundamental market strength of our assets and the credit stability of our customer group, underscores the resilience of our business model through these times with the health and safety of all of our stakeholders a paramount value.”

This cash distribution is payable on May 12, 2020 to unitholders of record at the close of business on May 1, 2020.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of TC PipeLines, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Forward-Looking Statements

Certain non-historical statements in this release relating to future events, projections, business or financial conditions or developments are “forward-looking statements.” These statements are based on current expectations and beliefs and, therefore, are subject to a variety of risks and uncertainties that could cause actual results, outcomes or conditions to differ materially from those expressed or anticipated in this release, including, without limitation, the continued availability of workers essential to the operation of our pipelines, higher than anticipated maintenance or project costs, project delays, the impact of a prolonged economic downturn on customers and other risk factors discussed in the Partnership’s reports filed with the Securities and Exchange Commission. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes. Readers are cautioned not to place undue reliance on forward-looking statements given the risks and uncertainties.

Media Inquiries:

Hejdi Carlsen / Jaimie Harding

403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:

Rhonda Amundson

877.290.2772

investor_relations@tcpipelineslp.com